Exhibit 99.1

For Immediate Release:

Contact:	Stephen Kuchen, CFO 732-739-2900, x603 skuchen@pacifichealthlabs.com

PACIFICHEALTH LABORATORIES ANNOUNCES 2ND QUARTER EARNINGS;
FIRST HALF PROFITS UP $251,504 VERSUS 2010

MATAWAN, NJ, August 4, 2011 – PacificHealth Laboratories, Inc. (OTCQB: PHLI), a leading sports nutrition company, today reported its financial results for the quarter and six months ended June 30, 2011.

Second Quarter & First Half 2011 vs. 2010 Financial Results
Revenues were $2,245,226 for the second quarter and $3,976,837 for the first six months of 2011 compared to $2,554,306 and $4,204,571, respectively, for the same periods in 2010. Net income for the second quarter was $91,769, or $0.00 per diluted share, and $118,999, or $0.01 per diluted share, for the first six months of 2011 compared to net income of $136,725, or $0.01 per diluted share, and a net loss of ($132,505), or ($0.01) per diluted share, for the same periods in 2010. General and administrative expenses decreased $222,953, or 30%, to $511,490 in the second quarter and $460,119, or 30%, to $1,048,474 for the first six months of 2011 compared to the same periods in 2010 primarily as a result of a reduction in personnel and personnel related expenses.

At June 30, 2011, the Company had cash, cash equivalents, and other short-term investments of $1,361,515 compared to $284,165 at December 31, 2010 primarily due to the two private placements completed in 2011.

Fred Duffner, President and CEO of PacificHealth Laboratories, said, “Revenues for the second quarter are not reflective of the progress we have made in 2011. The 5% decline in overall year to date revenues was primarily a result of a change in one of our top customers’ inventory and promotional patterns. Last year they front loaded their promotions in the first half of the year and in 2011 they are spreading their promotions throughout the year.  This plus the loss of sales of the discontinued FORZE™ products were the major contributors to the revenue declines during the second quarter and year to date.”

Mr. Duffner added, “During the quarter we launched our new advertising campaign supporting all of our core brands as well as our new products ACCEL RECOVER™ bar and 2ND SURGE® energy gel in leading endurance magazines. Both ACCEL RECOVER and 2ND SURGE are now distributed in over 400 sports specialty retail outlets and major web sites including Performance and Road Runner stores. Starting in July the new brands were being sold in the top 1000 GNC stores.  Ecommerce continues to be a strong growth area for us. To support this growth, we hired an e-commerce web manager, re-launched our website, and implemented a number of initiatives

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on Facebook and Twitter. We are already seeing results in terms of Internet sales. As a company, we are challenged to maintain profits in the face of increased cost of goods, particularly protein and packaging. Costs of goods for the quarter were up 3.4 percent and 2.2 percent year to date. This increase impacted second quarter profits by approximately $76,000 and $88,000 year to date.”

Mr. Duffner concluded, “We have made the fundamental changes in our business needed to regain our leadership position in endurance sports nutrition. Our balance sheet is strong and I am confident that our continued investment in new products, e-commerce, advertising and promotion will drive future growth and profits.”

About PacificHealth Laboratories. Inc.
PacificHealth Laboratories, Inc. (OTCQB: PHLI), a leading nutrition technology company, has been a pioneer in discovering, developing and commercializing patented, protein-based nutritional products that stimulate specific peptides involved in appetite regulation and that activate biochemical pathways involved in muscle performance and growth. PHLI’s principal areas of focus include sports performance and weight loss. To learn more, visit www.pacifichealthlabs.com.

Notice: This news release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called "forward-looking statements".  These statements can be identified by introductory words such as "expects," "plans," "will,, "estimates," "forecasts," "projects," or words of similar meaning and by the fact they do not relate strictly to historical or current facts.  Forward-looking statements frequently are used in discussing new products and their potential.  Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, such general economic conditions, consumer product acceptance and competitive products, and others of which are not.  No forward-looking statements are a guarantee of future results or events, and one should avoid placing undue reliance on such statements.

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SELECTED FINANCIAL DATA:

PACIFICHEALTH LABORATORIES, INC.
STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2011 AND 2010
(UNAUDITED)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
Revenues:
Net product sales	$2,245,226	$2,554,306	$3,976,837	$4,204,571

Cost of goods sold	1,250,510	1,336,291	2,211,502	2,245,670

Gross profit	994,716	1,218,015	1,765,335	1,958,901

Operating expenses:
Sales and marketing	378,612	349,262	569,043	584,347
General and administrative (Includes related party consulting
of $48,000, $0, $91,000 and $0, respectively)	511,490	734,443	1,048,474	1,508,593
Research and development	9,978	-	24,795	-
	900,080	1,083,705	1,642,312	2,092,940

Income (loss) before other (expense) income and
provision for income taxes	94,636	134,310	123,023	(134,039)

Other (expense) income:
Other income	-	4,000	2,100	4,000
Interest income	127	277	279	505
Interest expense	(2,994)	(1,862)	(6,403)	(2,971)
	(2,867)	2,415	(4,024)	1,534

Income (loss) before provision for income taxes	91,769	136,725	118,999	(132,505)

Provision for income taxes	-	-	-	-

Net income (loss)	$91,769	$136,725	$118,999	$(132,505)

Basic income (loss) per share	$0.00	$0.01	$0.01	$(0.01)

Diluted income (loss) per share	$0.00	$0.01	$0.01	$(0.01)

Weighted average common shares - basic	19,723,499	16,039,606	18,202,826	15,862,791

Weighted average common shares - diluted	19,929,921	16,039,606	18,390,201	15,862,791

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PACIFICHEALTH LABORATORIES, INC.
BALANCE SHEETS
(UNAUDITED)

	June 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$1,286,515	$134,165
Other short-term investments	75,000	150,000
Accounts receivable, net	981,897	416,722
Inventories, net	1,060,138	596,317
Prepaid expenses	173,522	64,780
Total current assets	3,577,072	1,361,984

Property and equipment, net	31,421	52,531

Deposits	10,895	10,895

Total assets	$3,619,388	$1,425,410

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Line of credit	$37,500	$75,000
Notes payable	58,761	20,670
Accounts payable and accrued expenses (Includes related
party of $91,000 and $11,000, respectively)	1,645,320	713,184
Deferred revenue	75,286	60,836
Total current liabilities	1,816,867	869,690

Stockholders' equity:
Common stock, $.0025 par value; authorized
50,000,000 shares; issued and outstanding:
20,865,257 and 16,485,257 shares, respectively	52,163	41,213
Additional paid-in capital	21,279,821	20,162,969
Accumulated deficit	(19,529,463)	(19,648,462)

	1,802,521	555,720

Total liabilities and stockholders' equity	$3,619,388	$1,425,410

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